Exhibit 10.10

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into on May 13, 2005 to be effective as of July 1, 2004, by and between A-G GEOPHYSICAL PRODUCTS, INC., a Texas corporation with its principal place of business in Harris County, Texas at 14880 Skinner Road, Cypress, Texas 77429 or P. O. Box 461, Cypress, Texas 77410 (“Company”) and MICHAEL C. HEDGER, a Texas resident at 12315 Cross Canyon Lane, Cypress, Texas 77433 (“Hedger”).

WITNESSETH:

For and in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Duties and Term. The Company hereby employs Hedger as President of the Company, to perform such duties as may be determined by the Board of Directors of the Company which are consistent with similar duties as are customary in the Company’s industry for an employee of Hedger’s experience and office. The term of this Agreement shall commence on July 1, 2004 and shall continue for a period of three (3) years until June 30, 2007, subject to extension as set forth herein, (said term, as the same may be extended, being referred to as the “Term”). The Term shall be automatically extended for consecutive additional periods of twelve (12) months each ending on June 30 of each applicable year, unless, at least twenty-four (24) months prior to the expiration of the then current Term, Company gives written notice to Hedger pursuant to the notice provisions herein of its intention not to extend the Term. The express intent of this provision is that Hedger will have a three year “rolling” agreement, such that there are always at least twenty-four months remaining under the Agreement.

2. Compensation. During the Employment Period of this Agreement, the Company shall pay compensation to Hedger in accordance with the standard payroll practices of the Company as follows:

(a) Base Salary. The base salary shall be Seventy-Five Thousand Dollars ($75,000.00) per year payable in equal installments on the Company’s normal salary payment dates, less normal deductions and withholding for taxes and FICA. It is understood that the Company may, in the discretion of its Board of Directors, increase such base salary above the amount provided for herein without affecting any of the other terms of this Agreement.

Employment Agreement Between

Michael Hedger and A-G Geophysical

(b) Commissions. A sales commission equal to three and one-half percent (3.5%) on all Company sales shall be paid to Hedger. Commission payments will be made to Hedger within fifteen (15) days after the month in which payment for sales are received. Adjustments to such commission payments will be made for returns on an as-needed basis.

(c) Duties. Hedger shall perform his duties in accordance with and subject to such policies, guidelines and directions as are consistent herewith and established by the Board of the Company from time to time. Hedger acknowledges that as an executive performing services for a subsidiary of a publicly held company he will need to conform with certain policies and procedures not previously incorporated in the policies and procedures of the Company.

(d) Performance Bonus. Company shall pay to Hedger, with respect to each of Company’s fiscal years during the Term, such performance bonus, if any, as the Board of Directors of Company may, in its discretion, determine. Notwithstanding the foregoing, Company agrees that all such performance bonuses shall be based upon the performance of Company and Hedger. All such bonuses shall be paid within sixty (60) days of the end of the fiscal year of Company to which the same relate.

3. Expenses.

(a) Reimbursement. The company will reimburse Hedger for all reasonable and necessary expenses reasonably incurred by him in carrying out his duties under this Agreement including reimbursement of all reasonable travel and entertainment expenses incurred by Hedger in accordance with the Company’s standard expense reimbursement procedure. Hedger shall present to the Company an itemized account of such expenses in such form as may be reasonably required by the Company. The Company may reasonably limit the amount of expenses Hedger may incur on behalf of the Company.

(b) Automobile. In recognition of Hedger’s need for an automobile for business purposes, the Company shall provide Hedger with a Company owned automobile during the Employment Period, such automobile to be selected by the Company. The Company shall pay all expenses for insurance and maintenance of said automobile, excluding any tax liability that Hedger may incur by reason of any personal use of the automobile which shall be Hedger’s responsibility.

4. Health Insurance. The Company shall provide Hedger such hospitalization and major medical insurance coverage for Hedger as provided to other key or executive employees of the Company.

Employment Agreement Between

Michael Hedger and A-G Geophysical

5. Vacations. Hedger shall be entitled to four (4) weeks vacation during each calendar year of the Employment Period. Except for absences due to illness, disability, customary paid holidays and the vacation provided herein, Hedger agrees to devote his best efforts and full working time and attention to the performance of his duties hereunder.

6. Representation. Hedger represents and warrants to the Company that he is free to accept employment with the Company hereunder, and that he has no prior or other obligations or commitments of any kind to anyone which would in any way hinder or interfere with his acceptance of and performance of such employment with the Company.

7. Full Time to be Devoted. Subject to the termination provisions of paragraphs 9, hereof the Company shall employ Hedger; and Hedger shall work for the Company as President during the Employment Period. Hedger shall devote his full effort, skill, and attention to the affairs of the Company and as much time as is reasonably required to faithfully perform his duties hereunder to promote the Company’s interests and observe and perform his agreements contained herein.

8. Other Business. Hedger shall devote his full working time, attention, and energy to the business of the Company and corporations affiliated with the Company, including Bolt Technology Corporation (“Bolt”), and shall not during the term of this Agreement be engaged in any other business activity if pursued for gain, profit, or other pecuniary advantage. The foregoing shall not be construed as preventing Hedger from making investments in businesses or enterprises provided such investment do not require any services on the part of Hedger in the operation or the affairs of such businesses or enterprises, or interfere with the performance of his duties hereunder.

9. Termination. Subject to the provisions of this Paragraph 9, either Company or Hedger may terminate this Agreement prior to the expiration of the Term, as provided for herein.

(A)	Company shall have the right to terminate this Agreement for Cause (as hereinafter defined), whereupon the Term shall be at an end. Hedger shall have the right to terminate this Agreement for Good Reason (as hereinafter defined), whereupon the Term shall be at an end, subject to the obligations of the Company to pay and provide the payments and benefits set forth in this Employment Agreement.

(B)	If Company terminates this Agreement for other than Cause or Hedger terminates this Agreement for Good Reason, then Company shall be obligated to:

(i)	pay to Hedger, within thirty (30) days after the date of such termination, all accrued but unpaid amounts payable hereunder with respect to the period prior to the date of termination (including, without limitation, accrued commissions and unused vacation pay); and

Employment Agreement Between

Michael Hedger and A-G Geophysical

(ii)	pay to Hedger any and all sums which would have become payable to Hedger under this Agreement during the three (3) year period following the date of such termination (the “Severance Period”). Said sums are sometimes hereinafter referred to as the “Severance Period Payments”. Subject to acceleration as hereinafter provided, the Severance Period Payments shall be paid as and when the same would otherwise have been required to be paid, assuming that Hedger had remained employed under this Agreement during the Severance Period. The Severance Period Payments shall be computed based upon (a) the then base salary and (b) commissions based upon the average of the commissions paid to Hedger during the three fiscal years preceding the date of such termination.

Notwithstanding the foregoing, Hedger shall have the continuing right, at any time following the date of termination, to elect to have the Severance Period Payments paid in a lump sum. Said right shall be exercised by Hedger giving written notice to Company, whereupon the Company shall, within (30) days after such a notice from Hedger, pay to Hedger a lump sum amount equal to the total of all then outstanding and unpaid Severance Payments. Said lump sum amount shall be computed without any discount for present value.

(C)	If Company terminates this Agreement for Cause, or if Hedger terminates this Agreement for other than Good Reason, then Company shall pay to Hedger, within (30) days after the date of such termination, all accrued but unpaid amounts payable hereunder with respect to the period ending on the date of termination (including, without limitation, accrued commissions and unused vacation pay).

(D)	For purposes of this Agreement, “Cause” shall mean:

(i)	Hedger’s conviction of a felony other than arising out of a motor vehicle incident: or

(ii)	An intentional and material breach by Hedger of his duties and responsibilities hereunder which is not remedied within (30) days after receipt by Hedger of written notice from the Chairman of the Board of Directors of the Company (or if the nature of such breach is such that it cannot reasonably be completely cured within 30 days, if Hedger shall not have commenced to cure said breach within said 30 day period and thereafter diligently pursued said cure to completion).

(E)	For purposes of this Agreement, “Good Reason” shall mean:

(i)	the Company shall materially breach this Agreement, and fail to cure such breach within (30) days after the first notice by Hedger to the Company of the

Employment Agreement Between

Michael Hedger and A-G Geophysical

breach (or, if the nature of such breach is such that it cannot reasonably be completely cured within 30 days, if Company shall not have commenced to cure said breach within said 30 day period and thereafter diligently pursued said cure to completion).

(ii)	the occurrence of a “Defined Corporate Change” as defined in Schedule A attached.

Any election by Hedger to terminate for “Good Reason” shall be made within twenty four (24) months after the occurrence of the event or events constituting “Good Reason”.

(F)	In the event that any payment to Hedger hereunder shall remain unpaid for a period of ten (10) days after its due date, interest shall, at Hedger’s option, accrue on the unpaid portion thereof at the Prime Rate, but not exceeding the maximum rate allowed by law and shall be payable on demand. The “Prime Rate” is the Prime Rate as published in the “Money Rates” table of the Wall Street Journal by Dow Jones & Company, Inc. If more than one Prime Rate is published in the “Money Rates” table the highest of those Prime Rates will apply. If the Wall Street Journal ceases publication, or ceases to publish a Money Rates table or if a Prime Rate is no longer included among the rates published therein, Hedger will designate a comparable index.

10. Confidentiality and Covenant Not to Disclose.

(a) Hedger agrees that, by virtue of the performance of the normal duties of his position with the Company or Bolt and by virtue of the relationship of trust and confidence between Hedger and the Company, he possess certain data and knowledge of operations of the Company or Bolt which are proprietary in nature and confidential. Hedger covenants and agrees that he will not, at any time, from the period commencing on the date of this Agreement and continuing until five (5) years after the termination of his employment with the Company or Bolt whether under this Agreement or otherwise, reveal, divulge or make known to any person (other than the Company or Bolt) or use for his own account, or for the benefit of any other person or entity other than the Company or Bolt, any confidential or proprietary records, data, trade secrets, pricing policy, bid strategy, rate structure, personnel policy, method or practice of obtaining or doing business by the Company or Bolt, or any other confidential or proprietary information whatsoever (the “Confidential Information”), whether or not obtained with the knowledge and permission of the Company or Bolt and whether or not developed, devised or otherwise created in whole or in part by the efforts of Hedger. Hedger further covenants and agrees that he shall retain all such knowledge and information which he shall acquire or develop respecting such Confidential Information for the sole benefit of the Company or Bolt and its successors and assigns.

Employment Agreement Between

Michael Hedger and A-G Geophysical

(b) Hedger acknowledges and agrees that all computer programs and disks, manuals, drawings, blueprints, letters, notes, notebooks, reports, books, procedures, forms, documents, records or papers, or copies thereof, pertaining to the operations or business of the Company or Bolt made or received by Hedger or made known to him in any way in connection with his employment and any other Confidential Information are and will be the exclusive property of the Company. Hedger agrees not to copy or remove any of the above from the premises and custody of the Company, or disclose the contents thereof to any other person or entity, or make use thereof for his own purposes or for the benefit of any other person or entity, except as specifically authorized in writing by the Chief Executive Officer or Board of Directors of Bolt or in connection with the performance of his duties under this Agreement. Hedger acknowledges that all such computer programs and disks, papers and other materials will at all times be subject to the control of the Company, and Hedger agrees to surrender and return the same to the Company upon request of the Company, and in any event will surrender and return such no later than the termination of Hedger’s employment hereunder, whether voluntary or involuntary. The Company may notify anyone employing Hedger at any time of this provision of this Agreement. The obligations of this Paragraph 10 shall survive the termination of this Agreement.

11. Inventions and Discoveries. Hedger hereby assigns, transfers and conveys to the Company all of the Hedger’s right, title and interest to, and shall promptly disclose to the Chief Executive Officer and to the Board of Directors of the Company, all ideas, inventions, discoveries, or improvements ( whether or not patentable) conceived or developed solely, or jointly with others, by Hedger during his term of employment, (a) which relate directly or indirectly to the business of the Company or Bolt as conducted at any time during his term of employment; (b) which relate to the actual or anticipated research or development activities of the Company; (c) which result from any work performed by Hedger for the Company or Bolt; (d) for which Confidential Information of the Company or Bolt was used. Upon the request of the Company, Hedger shall execute and deliver to the Company any and all instruments, documents and papers, give evidence and do any and all other acts which the Company deems necessary or desirable to document such assignment, transfer and conveyance, or to enable the Company to file and prosecute applications for, and to acquire, maintain and enforce, any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such discoveries, or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. The Company will be responsible for the preparation of any such instruments, document and papers and shall reimburse Hedger for all reasonable expenses incurred by him in complying with the provisions of this Paragraph 11; provided, Hedger shall not be entitled to any further compensation or consideration for performance of his obligations under this Paragraph 11. The obligations of Hedger under this Paragraph 11 shall survive the termination of this Agreement.

12. Non-Interference Covenant. Hedger covenants and agrees that he will not, at any time, from the period commencing on the date of this Agreement and continuing until five (5) years after the termination of his employment with the Company or Bolt whether under this

Employment Agreement Between

Michael Hedger and A-G Geophysical

Agreement or otherwise, directly or indirectly, for whatever reason, whether for his own account or for the account of any other person, firm, corporation or other organization, (i) solicit, employ, deal with or otherwise interfere with any of the Company’s or Bolt’s contracts or relationships with any employee, officer, director, or any independent contractor, whether the person is employed by or associated with the Company or Bolt on the date of this Agreement or at any time during or after the expiration of the term of employment or (ii) solicit, deal with or otherwise interfere with any of the Company’s or Bolt’s contracts or relationships with any independent contractor, customer, client or supplier of the Company or Bolt. The provisions of this Paragraph 12, shall survive the termination of this Agreement.

13. Business Materials and Property of the Company and Bolt. All written materials, records and documents (whether hard copies or in electronic media) made by Hedger or coming into his possession concerning the business or affairs of the Company or Bolt shall be the sole property of the Company or Bolt and, upon termination of his employment with the Company or Bolt, Hedger shall deliver the same to the Company or to Bolt and shall retain no copies. Hedger shall also return to the Company or to Bolt all other property in his possession owned by the Company or Bolt upon termination of his employment.

14. Non-Competition Agreement.

(a) Hedger absolutely and unconditionally covenants and agrees with the Company and Bolt that from the period commencing on the date of this Agreement and continuing until one year after the termination of his employment with the Company or Bolt whether under this Agreement or otherwise (the “Non-Competition Period”), Hedger will not, anywhere in the Restricted Area (as defined in subparagraph (c) below), either directly or indirectly, solely or jointly with any other person or persons, as an employee, consultant, or advisor (whether or not engaged in business for profit), or as an individual proprietor, partner, shareholder, director, officer, joint venturer, investor, lender, or in any other capacity, compete with the business of the Company or of Bolt as conducted as of the date of execution of this Agreement or as conducted during the Non-Competition Period.

(b) As used in this Paragraph 14, the term “ compete” shall mean engaging, participating, or being involved in any respect in the business of, or furnishing any aid, assistance or service of any kind to any person in connection with the distribution sale, marketing or distribution of seismic energy sources, related electrical connectors, hydrophones, pressure transducers, cable terminations and umbilicals or any product or service of the Company or Bolt or related products or services similar to the products or services at any time, sold, marketed or merchandised by the Company or Bolt, provided however, that the acquisition of up to five percent (5%) of the outstanding capital stock of any publicly traded company solely for the purpose of investment shall not be considered to be in competition with such business.

Employment Agreement Between

Michael Hedger and A-G Geophysical

(c) As used in this Paragraph 14, the term “Restricted Area” shall mean the United States and any country, province, district, island or possession located outside the United States in which the Company or Bolt does business during the Non-Competition Period. The parties intend for this restriction to be a series of separate covenants, one for each and every county of each and every state of the United States and each and every country, province, district, island or possession outside of the United States to the extent covered by this Section. Notwithstanding anything contained in this Section to the contrary, if the period of time or the geographical area specified in this subparagraph (c) should be determined by a court of competent jurisdiction to be unreasonable in any judicial proceeding, then the parties agree that the provisions shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.

(d) If a court concludes through appropriate proceedings that Hedger has breached the covenant set forth in this Paragraph 14, the term of the covenant shall be extended for a term equal to the period for which Hedger is determined to have breached the covenant. The provisions of this Paragraph 14 shall survive the termination of this Agreement.

(e) Notwithstanding the foregoing, this Paragraph 14 shall not be applicable in the event of a termination where there is no successor to the Company’s business.

15. Breach by Employee. It is expressly understood, acknowledged and agreed by Hedger that (i) the restrictions contained in Paragraphs 10, 12, and 14 of this Agreement are given in consideration of the Company’s and Bolt’s agreements contained herein, and represent reasonable and necessary protections of the legitimate interest of the Company and Bolt and that his failure to observe and comply with his covenant and agreements in those Paragraphs will cause irreparable harm to the Company and Bolt; (ii) it is and will continue to be difficult to ascertain the nature, scope and extent of the harm; and (iii) a remedy at law for such failure by Hedger will be inadequate. Accordingly, it is the intention of the parties that, in addition to any other rights and remedies which the Company or Bolt may have in the event of any breach of those paragraphs, the Company and Bolt shall each be entitled, and each is expressly and irrevocably authorized by Hedger, to demand and obtain specific performance including without limitation, temporary and permanent injunctive relief, and all other appropriate equitable relief against Hedger, in order to enforce against Hedger, or in order to prevent any breach or any threatened breach by Hedger, of the covenants and agreements contained in those paragraphs.

16. Stock Option Plan. During the term of his employment, Hedger shall be a participant in Bolt’s Amended and Restated 1993 Stock Option Plan (the “Stock Option Plan”), subject to the terms and conditions of the Plan as may be adopted and amended at any time and from time to time.

17. Relocation. The Company shall not transfer Hedger to another location more than fifty (50) miles from the Company’s Skinner Road address without Hedger’s prior written

Employment Agreement Between

Michael Hedger and A-G Geophysical

consent and only after providing Hedger ninety (90) days prior written notice of the Company’s intent to relocate Hedger.

18. Miscellaneous.

(a) This Agreement sets forth the entire agreement and understanding of the parties concerning the subject matter hereof and supersedes all prior agreements, arrangements, and understandings between the parties hereto.

(b) No representation, promise, inducement, or statement of intention has been made by or on behalf of either party hereto which is not set forth in this Agreement.

(c) This Agreement may not be amended or modified except by written instrument executed by the parties hereto.

(d) Any notice required permitted to be given under this Agreement shall be sufficient if in writing and delivered in person, or if sent by certified mail to Hedger and to the Company as specified hereafter, or to such other address as either party shall designate by written notice to the other.

(e) The terms and provisions of this Agreement shall inure to the benefit of Hedger and the Company, their respective subsidiaries, affiliates, heirs, legal representatives, successors and assigns.

(f) The failure of the Company at any time or from time to time to require performance of any of Hedger’s obligations under this Agreement shall in no manner affect the Company’s right to enforce any provision of this Agreement at a subsequent time and shall not constitute a waiver by the Company of any right arising out of any subsequent breach.

(g) This Agreement shall be subject to and governed by the laws of the State of Texas. Venue for all actions accruing under this Agreement shall lie exclusively in Harris County, Texas.

(h) In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall determine any such provision, or portion thereof wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect, provided that the severing of such provision or portion thereof will not materially change the substance of this Agreement.

Employment Agreement Between

Michael Hedger and A-G Geophysical

(i) In the event that litigation is initiated by either party pursuant to this Agreement, Employee’s employment, and/or Employee’s departure from the Company, Company agrees to pay Employee’s attorneys fees and litigation costs for any dispute regarding this Agreement up to $50,000.00, with such amounts payable to Employee or his counsel while the litigation is pending and if employee is successful in this litigation or dispute, then Employer shall reimburse Employee for the full amount of the cost in excess of $50,000.00 within ten days after the resolution of the litigation or dispute.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written to be effective for the period described therein.

COMPANY

A-G GEOPHYSICAL PRODUCTS, INC.

By:	/s/ Raymond M. Soto
Raymond M. Soto, Chairman of the Board

HEDGER

/s/ Michael C. Hedger
MICHAEL C. HEDGER

Employment Agreement Between

Michael Hedger and A-G Geophysical

GUARANTEE BY BOLT

Bolt Technology Corporation (“Bolt”) is the ultimate parent company of Company (A-G Geophysical Products, Inc.) in the Agreement above. Bolt agrees to guarantee the performance of Company under the Agreement, specifically including but not limited to the financial and payment obligations of Company.

BOLT TECHNOLOGY CORPORATION

By:	/s/ Raymond M. Soto
Raymond M. Soto, Chairman of the Board

Employment Agreement Between

Michael Hedger and A-G Geophysical

SCHEDULE A

For purposes hereof, a “Defined Corporate Change” shall mean the occurrence of any of the following regarding Bolt Technology Corporation (“Bolt”):

(1) the acquisition of beneficial ownership of 30% or more of the shares of the common stock of Bolt by or for any person (as such term is defined in Section 14(d) (2) of the Securities Exchange Act of 1934), including for purposes of calculating such person’s ownership all shares beneficially owned by the affiliates and associates (as such terms are defined in Rule 12b-2 of said Act) of such person, or

(2) during any period of 24 consecutive months, individuals who at the beginning of such period constitute the Board of Directors of Bolt cease for any reason to constitute a majority thereof, unless the election, or nomination for election by Bolt’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period; or

(3) Bolt’s stockholders shall approve (a) the merger or consolidation of Bolt with or into another corporation and Bolt shall not be the surviving corporation or (b) an agreement to sell or otherwise dispose of all or substantially all of Bolt’s assets (including a plan of liquidation), or

(4) any other event of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the aforesaid Act as in effect on December 19, 1985.

Employment Agreement Between

Michael Hedger and A-G Geophysical